Exhibit 10.14

March 31, 2020

Mr. Thomas J. Quinlan III

At the address on file with the Company

Dear Tom:

This letter documents our recent discussions regarding your Amended and Restated Employment Agreement with LSC Communications, Inc. (together with its affiliates, the “Company”).  As we have agreed, going forward, your severance benefits will be provided under the Company’s Separation Pay Plan.  By signing this letter, you agree and acknowledge that, beginning on the date of this letter, you waive, release, forfeit and relinquish any and all right, claim, title and interest in and to the severance entitlements arising under Article II of your Employment Agreement.  Notwithstanding the foregoing, your rights of indemnification under the Company’s and any of its subsidiaries’ organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage shall survive any termination of your employment.

Except as expressly provided above, your Employment Agreement will remain in full force and effect.  The laws of the State of Illinois, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.

[Signature Page Follows]

If this letter correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Very truly yours,

LSC Communications, Inc.

By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	General Counsel

I agree with and accept the terms of this letter:

_/s/ Thomas J. Quinlan III__________

Name: Thomas J. Quinlan III

Date: April 1, 2020

[Signature Page to Waiver Letter]